Exhibit 10.1

[LOGO]

June 18, 2015

Mr. Matthew O. Walsh

163 East 94th Street

New York, NY 10128

Re: Assignment Letter

Dear Matt,

This letter, on behalf of Genesee & Wyoming Railroad Services, Inc. (“GRSI” or the “Company”), confirms our mutual agreement on the terms and conditions of your assignment to London, UK in the position of Executive Vice President, Global Corporate Development of Genesee & Wyoming Inc.

Your assignment will be effective August, 2015, and the intended duration of your assignment is two years. You will, at all times, remain an “at-will” employee and the Company can cancel your foreign assignment at any time.

Cash Compensation

You will continue to receive a U.S. salary while on your foreign assignment. Your increase in base salary to US$500,000 will be effective as of August 1, 2015. You will continue to participate in GRSI’s annual salary increases, if any, with your next increase being considered early in 2016. Your base salary shall be paid to you in accordance with GRSI’s regular payroll procedures and policies.

You will continue to be eligible for the annual GVA cash incentive bonus, which includes financial and safety targets, with a target equal to 75% of annual base salary and subject to increase or decrease based on company performance. This bonus, if any, shall be paid to you in accordance with GRSI’s regular payroll procedures and policies.

Equity Compensation

You will continue to be eligible for annual awards equal to 175% of annual base salary, typically with a grant date value composed of 50% options and 50% restricted stock, awarded annually upon approval by the Genesee & Wyoming Inc. Compensation Committee.

Benefits

You and your eligible dependents will continue to be covered under GRSI’s U.S. employee benefit program during this assignment. This program includes, but is not limited to, medical and dental coverage, life insurance, long term disability, and 401(k) plan. You will be ineligible to participate in the employee stock purchase plan for the duration of your assignment due to restrictions under Section 423 of the Internal Revenue Code. We will provide reasonable support with claims processing for medical, prescription and dental claims for you and your family. Your US Blue Cross/Blue Shield Plan shall cover reimbursement of medical expenses in the UK, subject to the existing plan benefits. You will be liable for no more and/or no less than your current Plan benefit provides. The Plan is subject to change on a per calendar basis. Documentation for claims expenses should be sent to: Emily Ferrell, Director of Corporate Benefits, 200 Meridian Centre, Suite 300, Rochester, NY 14618.

Real Estate Lease Expenses

GRSI will provide payment of reasonable and actual expenses for your costs of leased housing, for the term of your assignment. It is understood that monthly lease expense in excess of $25,000 would be subject to approval by Jack Hellmann.

Education Expenses

GRSI will provide full payment for your children’s school tuition in the Host Country for the term of your assignment.

Automobile

The Company may select and provide you with an automobile deemed appropriate for your use in the Host Country and/or an automobile allowance. Insurance, maintenance, taxes, fuel expenses and registration costs for this vehicle will be borne by the Company. A local transportation allowance may be provided in lieu of an assigned automobile, based upon your needs.

Payment

You will receive a monthly payment from the Company for your monthly real estate lease, monthly tuition payment and monthly car allowance.

Relocation

The Company will pay for reasonable moving and incidental expenses for relocation to the UK, including movement of household goods or furniture rental, to the extent necessary. If household goods are moved to the UK, the Company will also pay reasonable moving expenses for return of household goods to the United States at the end of the expatriation assignment.

Home Leave

The Company will pay the round trip, business class airfare for you and your family to visit the U.S. twice during each twelve-month period. Any days absent from work for specified home leave will count as vacation days. Home leave must be approved by your immediate supervisor, based on a mutually agreed schedule.

The Company will also reimburse you as necessary for reasonable travel costs associated with emergency and compassion leave to cover immediate family members for emergencies, illness, funerals, etc., following discussion of same.

Income Taxes

In order to limit your exposure to actually incurred incremental tax costs associated with your international assignment or tax payment cash-flow exposures, the Company will tax equalize you for the period that you are on foreign assignment in the UK, including the “tail” period associated with equity-based compensation that will result in tax equalization and tax filings for the life of awards impacted by the expatriate assignment, in accordance with our Tax Equalization Policy, which has been provided to you.

Immigration

You are required to obtain proper entry clearance and work authorization (as required) prior to beginning your international assignment. Any costs incurred in obtaining the necessary immigration documents for you and your family to live and work in your host location will be paid for by the Company.

Termination of Assignment

At the end of your assignment, you and your family will be relocated back to New York City or another mutually agreed location within proximity of our offices.

Termination of Employment

If you terminate employment during your assignment, the actual tax liabilities which GRSI will reimburse or otherwise assume will be limited to the lesser of the actual taxes incurred until termination or the tax that would have been incurred had the assignment terminated and you repatriated to the US at that time. All other payments hereunder would cease at the time your employment terminated.

Conditions and circumstances not covered in this letter will be in accordance with established Company policy. Any revisions to this agreement may only be made by mutual agreement.

The compensation and benefits provided under this letter are intended to be exempt from, or to comply with, the requirements of Section 409A, and shall be interpreted and administered consistent with such intent. The preceding provisions, however, shall not be construed as a guarantee by GRSI of any particular tax effect to you. Any reimbursement (including but not limited to a tax equalization payment) of expenses or taxes shall occur no later than the end of the calendar year following the calendar year in which is the expense or tax is incurred (or such earlier date as applies under the Company’s business expense reimbursement policy).

This Agreement shall be governed by the laws of the State of New York.

Neither party may assign or otherwise transfer its rights or obligations hereunder without the prior written consent of the other party hereto, except the Company may assign to any wholly owned subsidiary of Genesee & Wyoming Inc. without notice to you or your consent. Any attempted assignment or transfer shall be void.

Sincerely,

/s/ Christopher F. Liucci
Christopher F. Liucci
President
Genesee & Wyoming Railroad Services, Inc.

Accepted by:

/s/ Matthew O. Walsh
Matthew O. Walsh

June 18, 2015
Date

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